Exhibit 3.15

ARTICLES OF INCORPORATION

OF

CENTRAL FLORIDA REGIONAL HOSPITAL, INC.

WE, THE UNDERSIGNED, hereby agree to organize a corporation under the laws of the State of Florida with Articles of Incorporation as follows:

FIRST: The name of the corporation is CENTRAL FLORIDA REGIONAL HOSPITAL, INC.

SECOND: The general nature of the business or businesses to be transacted is as follows:

The general nature of the business to be transacted by this corporation is the management of general hospitals and the building, leasing, owning and operation of private general hospitals and including, but not limited to, pharmacies, psychiatric care facilities, medical office buildings, beauty shops, book stores, flower and gift stores, in connection with said management, building, leasing. ownership and operation of hospitals. The foregoing notwithstanding. this corporation may engage in any activity or business permitted under the laws of the United States and of the State of Florida and may exercise those powers as enumerated in §607.011 of the Florida General Corporation Law as presently in force or as may be amended.

To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and descriptions.

To make and enter into all contracts necessary and proper for the conduct of the business of the corporation; to purchase the corporate assets of any other corporation and engage in the same character of business; and to take, hold, sell and convey such property as may be necessary in order to obtain or secure payment of any indebtedness or liability to the corporation.

To contract debts and borrow money at such rates of interest not to exceed the lawful interest rate and upon such terms as the corporation, or its board of directors, may deem necessary or expedient and shall authorize or agree on, issue and sell bonds, debentures, notes and other evidences of indebtedness, whether secured or unsecured, and execute such mortgages, or other instruments upon or encumbering its property or credit to secure the payment of money borrowed or owing by it, as occasion may require and the board of directors deem expedient.

To acquire, enjoy, utilize, and dispose of patents, copyrights and trade marks and any licenses or other rights or interests thereunder or therein.

To guarantee, endorse, purchase, hold, sell, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or other evidences of indebtedness created by any other corporation of this state or any other state or government; while owner of such stock to exercise all the rights, powers and privileges of ownership, including the right to vote such stock.

To conduct business, have one or more offices in, and buy, hold, mortgage, sell, convey, lease, or otherwise dispose of real and personal property, and buy, hold, mortgage, sell, convey, or otherwise dispose of franchises in this state and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and in foreign countries.

To do all and everything necessary and proper for the accomplishment of the objects enumerated in these Articles of Incorporation or necessary or incidental to the benefit and protection of the corporation, and to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation whether or not such business is similar in nature to the object enumerated in these Articles of Incorporation.

In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Florida upon corporations formed under the laws of the State of Florida, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in these Articles of Incorporation, but the objects and purposes specified in each of the foregoing clauses of these Articles shall be regarded as independent objects and purposes.

THIRD: This corporation is authorized to issue one thousand (1,000) shares of One Dollar ($1.00) par value common stock.

FOURTH: The amount of capital with which the corporation will begin business is One Thousand Dollars ($1,000.00).

FIFTH: The corporation shall exist on the date of the execution and acknowledgment of these Articles and shall have a perpetual existence thereafter.

SIXTH: The street address of the principal office and initial registered office of the corporation in Florida is 300 East Park Avenue, Tallahassee, Florida 32301. The name of the initial registered agent of this corporation at that address is THE PRENTICE-HALL CORPORATION SYSTEM, INC.

SEVENTH: The number of directors of the corporation shall be three (3).

EIGHTH: The names and street addresses of the members of the first Board of Directors, who shall hold office for the first year of existence of the corporation or until their successors are elected or appointed and have qualified, are:

DIRECTORS	STREET ADDRESSES
Donald S. MacNaughton	One Park Plaza, Nashville, TN 37203
Thomas F. Frist, Jr.	One Park Plaza, Nashville, TN 37203
R. Clayton McWhorter	One Park Plaza, Nashville, TN 37203

The number of directors may be increased or diminished from time to time, by Bylaws adopted by the stockholders, but shall never be less than three (3). The stockholders shall have the power at any special or regular meeting to remove a director at any time without cause by a majority vote and may fill the vacancy thereby created in a like manner.

NINTH: The names and street addresses of each Incorporator or person signing these Articles of Incorporation are as follows:

INCORPORATOR	STREET ADDRESSESS
John W. Wade, Jr.	One Park Plaza, Nashville, TN 37203
Bettye D. Daugherty	One Park Plaza, Nashville, TN 37203

TENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

To adopt or amend Bylaws not inconsistent with any Bylaws that may have been adopted by the stockholders.

To fix the amount to be reserved as working capital over and above its capital stock paid in.

To authorize and cause to be executed mortgages or other instruments upon or encumbering the real and personal property of the corporation.

Pursuant to the affirmative vote of the stockholders of record holding stock in the corporation entitling them to exercise at least a majority of the voting power, given at a stockholders’ meeting duly called for that purpose or when authorized by the written consent of stockholders of record holding stock in the corporation entitling them to exercise at least a majority of the voting power, the Board of Directors shall have the power and authority at any meeting to sell, lease, or exchange all the property and assets of this corporation, including its goodwill and its corporate franchises, or any property or assets essential to the business of the corporation, upon such terms and conditions as the Board of Directors deem expedient.

ELEVENTH: Both stockholders and directors shall have the power, if the Bylaws so provide, to hold their meetings within or without the State of Florida, and to keep the books of this corporation (subject to the provisions of the statute), outside of the State of Florida in such places as may be from time to time designated by the Board of Directors.

TWELFTH: These Articles of Incorporation may be amended in the manner provided by law. Every amendment shall be approved by the Board of Directors, proposed by them to the stockholders, and approved at a stockholders’ meeting by a majority of the stock entitled to vote thereon, unless all the directors and all the stockholders sign a written statement manifesting their intention that a certain amendment of these Articles of Incorporation be made.

WE, THE UNDERSIGNED, being all of the Incorporators hereinbefore named, for the purpose of forming a corporation, do subscribe and acknowledge these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands this 25th day of January, 1980.

JOHN W. WADE, JR., Incorporator

BETTYE D. DAUGHERTY, Incorporator

STATE OF TENNESSEE	)
)
COUNTY OF DAVIDSON	)

I HEREBY CERTIFY that on this 25th day of January, 1980, before me, a Notary Public in and for the State and County first above named, personally appeared JOHN W. WADE, JR. and BETTYE D. DAUGHERTY, well known to me to be the Incorporators of the corporation named in the foregoing, and that they severally acknowledged executing the same freely and voluntarily for the purposes stated therein.

WITNESS my hand and official seal in the County ate last aforesaid this 25th day of January, 1980.

Notary Public My Commission Expires: 10/17/82

ACCEPTANCE OF APPOINTMENT BY REGISTERED AGENT

Pursuant to the provisions of the Florida General Corporation Act, the undersigned does hereby accept its appointment as registered agent on which process may be served within the State of Florida for CENTRAL FLORIDA REGIONAL HOSPITAL, INC., a proposed domestic corporation named in its Articles of Incorporation.

THE PRENTICE-HALL CORPORATION SYSTEM, INC.

By:
John F. Byrne, Jr., Vice-President